SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RF MONOLITHICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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RF MONOLITHICS, INC.

4441 SIGMA ROAD

DALLAS, TEXAS 75244

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your board of directors and management, you are invited to attend the 2012 annual meeting of stockholders of RF Monolithics, Inc. Our meeting will be held on Wednesday, January 18, 2012, beginning at 8:30 a.m., local time, at the Company’s principal executive office, 4441 Sigma Road, Dallas, Texas 75244. Stockholders will be asked to consider the following matters at the meeting, which are described in the accompanying proxy statement:

1.	To elect directors to serve until the next annual meeting or until their successors are elected and have qualified, or until a director’s earlier death, resignation or removal;

2.	To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2012; and

3.	To transact any other business that may properly be presented at the meeting or any adjournment or postponement of the meeting.

You are entitled to vote at this meeting if you were a stockholder of record at the close of business on December 6, 2011.

By Order of the Board of Directors,

/s/ James P. Farley James P. Farley
Secretary

Dallas, Texas

December 12, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be held on January 18, 2012

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2011 Annual Report to Stockholders

are available on our corporate website at www.rfm.com/company/2011proxy.pdf

PROXY STATEMENT

Date, Time and Location of Annual Meeting of Stockholders

The enclosed proxy is solicited on behalf of the board of directors, or Board, of RF Monolithics, Inc., or the Company, we or us, in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Wednesday, January 18, 2012, beginning at 8:30 a.m., local time, or at any adjournment or postponement of the meeting. Our annual meeting will be held at the Company’s principal executive office, 4441 Sigma Road, Dallas, Texas, 75244. We are mailing this proxy statement and accompanying proxy card to stockholders beginning December 12, 2011.

Proposals to be Voted on and Voting Recommendations

The proposals scheduled to be voted on at the meeting are (1) to elect directors to serve until the next annual meeting or until their successors are elected and (2) to ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the next fiscal year. Our Board recommends that you vote your shares “FOR” each of the nominees to the Board described in Proposal No. 1 and “FOR” the ratification of the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the next fiscal year as described in proposal No. 2.

Costs of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished by us to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to beneficial owners of Common Stock. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic mail, facsimile or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to directors, officers or other employees for those services.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on December 6, 2011, the record date, are entitled to notice of and to vote at the annual meeting. As of the record date, or Record Date, we had 10,978,308 shares of Common Stock outstanding. You are entitled to one vote for each share owned on the Record Date upon all matters to be considered at the meeting.

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote on the Record Date will constitute a quorum entitled to conduct business at the meeting. Abstentions and broker non-votes that indicate a vote for one or more of the proposals will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Broker non-votes refer to shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a matter because stock exchange regulations require the brokers to have specific voting instructions from the beneficial owners for the shares to be voted and such instructions have not been received.

Election of Directors: Directors are elected by a plurality of the votes cast at the meeting and the four nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Cumulative voting is not permitted.

Approval of Independent Registered Public Accounting Firm: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes do not affect the outcome and abstentions have the effect of negative votes.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by filing a written notice of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive office, 4441 Sigma Road, Dallas, Texas 75244, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

Stockholder proposals can be eligible for inclusion in our 2013 proxy statement. Any such stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b) (2) under the Securities Exchange Act of 1934, or the Securities Exchange Act, to our principal executive offices, in care of Corporate Secretary, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244. Failure to deliver a proposal by this means may result in it not being deemed timely received. We must receive each such stockholder proposal no later than August 23, 2012 for it to be considered for inclusion in our 2013 proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Board of Directors will review all stockholder proposals.

Alternatively, if a stockholder does not want to submit a proposal for the 2013 annual meeting in our proxy statement under Rule 14a-8 under the Securities Exchange Act, or intends to nominate a person as a candidate for election to the Board, the stockholder may submit the proposal or nomination not less than 45 days or more than 120 days prior to the anniversary of the date on which we first mailed our proxy materials for the 2012 annual meeting, unless the date of the 2012 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2011 annual meeting. For our 2013 annual meeting, we must receive such proposals and nominations no earlier than August 23, 2012 and no later than November 4, 2012. If the date of the 2013 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2012 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2013 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission, stockholders should contact our Corporate Secretary via mail directed to James P. Farley, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

PROPOSALS BEFORE THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are four nominees for positions as members of the Board presently authorized. Your proxy cannot be voted for a greater number of persons than the number of nominees named. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until the director’s earlier death, resignation or removal. Each nominee listed below is currently serving as a director. The independence of each nominee is discussed under the heading “The Board of Directors.”

Shares represented by executed proxies will be voted for the election of the four nominees named below, unless authority to do so is withheld. If any nominee is unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee proposed by the Corporate Governance and Nominations Committee. Each nominee has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and certain information about them (including all directorships held during the past five years at any public company or registered management investment firm) are set forth below:

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD
Farlin A. Halsey	46	Our President and Chief Executive Officer
William L. Eversole	59	President and Chief Executive Officer, Bandspeed, Inc.
Rick L. Herrman	57	Founding Principal, The Catalyst Group, Inc.
Jonathan W. Ladd	56	CEO and Chairman of the Board of Brilliant Telecommunications, Inc.

Farlin A. Halsey has served on our Board since March 2011 when he was also elected as our President and Chief Executive Officer. From April 2010 until March 2011, Mr. Halsey served as our Senior Vice President of Marketing and M2M Business. From May 2009 until April 2010, Mr. Halsey served as our Vice President of Marketing. From May 2008 until May 2009, Mr. Halsey served as our Vice President Product Marketing. Prior to joining us, Mr. Halsey served as Vice President of Corporate Strategy and Alliances of NovAtel Inc., a provider of global positioning system receivers and related components. Mr. Halsey has a B.S., Business Management with emphasis in Marketing from California Polytechnic State University.

We believe Mr. Halsey’s qualifications to sit on the Board include twenty-two years of experience in the electronics technology industry, with eleven of those years in senior management positions, and his extensive knowledge of the OEM business, radio frequency and M2M industry segment and the marketing and financial management of these segments.

William L. Eversole has served on our Board since February 2006. He is President and Chief Executive Officer of Bandspeed, Inc., a provider of combined silicon-software enterprise Wi-Fi solutions. Prior to joining Bandspeed, Mr. Eversole served as President and Chief Operating Officer of Quellan, Inc., a semiconductor company that develops high-speed integrated circuits for communications equipment. Prior to joining Quellan, Inc., he was with Texas Instruments from 1973 to 2002, where he rose from design engineer to become general manager of the Worldwide DSL Business in the Broadband Communications Group. Mr. Eversole has a B.S.E.E. from the University of Tennessee and Masters and Doctorate degrees in electrical engineering from Southern Methodist University.

We believe Mr. Eversole’s qualifications to sit on the Board include his extensive education in electrical engineering, knowledge of market analysis and strategic planning, leadership experience specifically his thirty-eight years in the semiconductor industry and his experience as a director of publicly traded companies.

Rick L. Herrman has served on our Board since October 2008. Mr. Herrman was a founding principal in 1990 of The Catalyst Group Inc., and its affiliated family of private investment funds specializing in middle market equity and mezzanine investments. Prior to founding The Catalyst Group Inc., Mr. Herrman was a principal at Ernst & Young LLP from 1987 to 1990. Prior to his position at Ernst & Young, he was a First Vice President with Merrill Lynch Private Capital. Prior to Merrill Lynch, Mr. Herrman progressed to become a First Vice President and Portfolio Manager for MBANK (now JMPC) and was employed there from 1979 to 1984. Mr. Herrman has a B.B.A. in accounting from Baylor University and an M.B.A. in finance from the University of Texas at Austin and is a CPA. Mr. Herrman currently serves as a board member of two privately held companies, SEI MetalTek, a metal fabrication and processing company, and Sport Clips, Inc., a national hair-cutting franchise with over 800 stores.

We believe Mr. Herrman’s qualifications to sit on the Board include his executive leadership and management experience including financial services businesses, his over thirty years of experience in finance and accounting, experience as a director of both private and publicly-traded companies and his entrepreneurial expertise.

Jonathan W. Ladd has served on our Board since October 2008. Mr. Ladd served as CEO and Chairman of the Board of Brilliant Telecommunications, Inc., a designer, developer and distributor of a family of network timing, management and synchronization solutions for the telecommunications industry from December 2009 through February 2011. Prior to this he served as Special Advisor to the CEO of Hexagon AB, a supplier of systems for the measurement of objects in one, two and three dimensions. Prior to this, he served as President and CEO of NovAtel, Inc., a provider of global positioning system receivers and related components, from 2002 to 2008. Prior to joining NovAtel, Mr. Ladd served as Senior Vice President of Precision Engineering for Thales Navigation, Inc., a producer of precision survey and navigation systems, from 2001 to 2002. Prior to joining Thales, he was with Magellan Corporation from 1998 to 2001, where he rose to the position of Senior Vice President, Worldwide Commercial Technology. Prior to its merger with Magellan, Mr. Ladd served in a variety of executive positions for Ashtech, Inc. from 1990 to 1998. Mr. Ladd has a B.S. in surveying engineering from the University of Maine.

We believe Mr. Ladd’s qualifications to sit on the Board include his extensive business and leadership experience in the wireless electronics technology industry, his past experience as President and CEO of a public company, his experience developing and analyzing technology and marketing strategic plans and his experience as a director of both private and publicly-traded companies, including his service as Chairman of the Board of a private company.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH

DIRECTOR NOMINEE NAMED ABOVE.

***

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SELECTION

The Audit Committee has selected McGladrey & Pullen, LLP, or McGladrey, as our independent registered public accounting firm for the fiscal year ending August 31, 2012, and has further directed that management submit the selection of such independent registered public accounting firm for ratification by the stockholders at the annual meeting.

Representatives of McGladrey are expected to be present at the annual meeting, so as to have an opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the independent registered public accounting firm and may not engage the independent registered public accounting firm to provide the specific non-audit services proscribed by law or regulations. As a result, all services provided by the independent registered public accounting firm described below were pre-approved.

During the fiscal years ended August 31, 2011 and 2010, fees billed to us by McGladrey were as follows:

	2011	2010
Audit Fees. Fees for services necessary to perform the annual audit and review of Securities and Exchange Commission, or SEC, filings.	$142,900	$140,000
Audit-Related Fees. Fees for consultation concerning financial accounting and reporting standards.	0	3,250
Tax Fees. No tax fees were billed by McGladrey during the years ended August 31, 2011 and 2010.	0	0
All Other Fees. None	0	0

Totals	$142,900	$143,250

Stockholder ratification of the selection of McGladrey as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of McGladrey to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that the change would be in our best interests and in the best interests of our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

***

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for fiscal year 2011.

From the members of the Compensation Committee:

Jonathan W. Ladd, chairman

William L. Eversole

Rick L. Herrman

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program

Compensation Program Objectives and Philosophy

The objectives of the Company’s executive compensation program are:

1.	To recruit and retain qualified executives.

2.	To motivate executives to achieve established performance goals.

3.	To align the financial interests of the executives with those of the Company’s stockholders by delivering a portion of total compensation that is dependent on the Company’s performance and increased stockholder value.

The products that we design, manufacture and market face strong competition within the wireless solutions and wireless components markets including from competitors that are much larger and have greater resources than we have. Our products are sold into markets undergoing rapid technology changes which often results in short product life cycles.

We believe that we need qualified executives who are capable of independent thinking and responsible decision making in order to compete in the markets we serve. We believe the competition for qualified executives, including the Chief Executive Officer, Chief Financial Officer and other executive officers identified in the Summary Compensation Table, or the Named Executive Officers, is extremely intense in the wireless solutions and wireless components markets. To attract and retain highly qualified employees, we attempt to maintain an overall compensation package that is competitive with those offered by our peer companies.

We believe strongly that focusing on the management team as a group, including the Named Executive Officers, results in greater long-term success, and we condition all performance-based awards on common team or corporate criteria.

Compensation Decision Making Process

Role of Compensation Committee and Executives in Establishing Compensation

The Compensation Committee, or the Committee, is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers). The Committee is responsible for ensuring that the executive officers of the Company are compensated in a manner consistent with the Company’s executive compensation objectives and philosophy described above.

The Committee annually establishes the compensation for the Chief Executive Officer who recommends to the Committee the compensation for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval. The Chief Executive Officer attended the majority of the Committee’s meetings during fiscal 2011, but did not participate in any portion of any meeting where his own compensation was being determined. Although the Committee has the authority under its charter to engage advisors such as compensation consultants, it did not use the services of a compensation consultant or other outside advisors in fiscal 2011. For fiscal 2011, the Committee received the assistance of the Chief Executive Officer, and our Human Resource Department and Finance Department personnel in evaluating appropriate compensation issues.

Compensation Committee Interlocks and Insider Participation

No member of the Committee is currently nor, during the 2011 fiscal year, has been an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any member of the Board or Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed during the 2011 fiscal year.

Factors Considered in Making Compensation Decisions/Summary of 2011 Actions

The Company considered the following factors regarding executive compensation for the Named Executive Officers in fiscal 2011:

Use of Industry Comparative Data; Market Competitiveness. We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we endeavor to be aware of the total compensation levels and practices at other companies in our industry. However, determining the relevant companies to use for such comparative purposes is not a simple task. Many of our competitors are divisions of much larger companies, making it difficult to gain useful information about the specific executive positions comparable to those of our executives.

In fiscal 2011, we used publicly available statistical data published in the Culpepper Report on compensation and benefits surveys for comparative purposes in evaluating and setting compensation levels and practices for our executive management team, including the Named Executive Officers.

Company Performance. Global economic conditions have adversely affected the Company’s operating results for several years. In a response to economic conditions and related Company performance, we instituted a ten-percent (10%) across-the-board salary reduction in December 2008, as well as other reductions in employee benefit programs and other expenses. In fiscal 2010 the Company returned to profitability, but only to a limited extent, and reinstated the salary reduction on a two step basis as Company performance permitted. In fiscal 2011, the Company placed additional emphasis on taking actions that would contribute towards long term growth in sales and income. As our longer-term prospects improved, the Committee determined it was in the best interest of the stockholders and the Company to implement a firm-wide incentive plan based on specific annual performance criteria. This plan was in lieu of firm-wide salary increases. Since then, the Committee has determined that reinstatement of our Company’s 401(k) contribution match, with a lower percentage match, in fiscal year 2012 would be appropriate.

In prior years, the Committee based quarterly cash incentive compensation for the Named Executive Officers on short-term priorities including cash flow requirements. With improved longer-term Company prospects, the Committee has evaluated current market dynamics for the Company’s products which indicate quarterly emphasis on performance is not the most effective incentive for achieving longer-terms goals or in the best interest of its stockholders.

Individual Performance. The Committee reviews and evaluates the individual performance of the Chief Executive Officer. The Chief Executive Officer in turn reviews and evaluates the individual performance of the other Named Executive Officers and their contributions toward the Company’s performance goals and other objectives as established by the Board and the Committee. On a selective basis, the results of those performance evaluations are reviewed by the Chief Executive Officer with the Committee. These individual performance evaluations generally included a subjective evaluation of each Named Executive Officer’s (a) leadership and management skills (b) individual performance skills and (c) execution of assigned tasks. As discussed below, Named Executive Officers’ fiscal 2011 performance was evaluated as part of the Company’s overall performance evaluation program, a practice the Committee intends to continue. When salary adjustments are considered in future periods, the individual’s performance will be a significant factor. Also going forward, if the Company’s operating performance merits payments under incentive compensation plans, the amount of those payments will also be affected by achievement of personal management objectives.

Mix of Current and Long-Term Compensation. The Committee considered the benefits of long-term compensation. Because the successful operation of the Company’s business requires a long-term approach, the Committee historically has placed some emphasis on long-term compensation.

Impact of Cash Versus Non-Cash Compensation. The Committee also considered both the cost and cash flow impact of the various components of compensation. Typically, the base salary and a portion of the performance incentive awards elements are cash-based while the long-term incentive elements are equity-based.

Elements of Compensation

Compensation arrangements for the Named Executive Officers under our fiscal 2011 compensation program included four components: (a) a base salary; (b) a firm-wide annual incentive compensation program; (c) long-term equity incentives in the form of stock options and restricted stock unit awards; and (d) employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans.

We attempted to ensure that a significant portion of each Named Executive Officer’s total compensation was linked to the Company’s operating performance. We also wanted to ensure that a portion of total compensation was in the form of a stock grant, which derives its value from increases in the market price of the Company’s Common Stock over time.

The granting of annual performance-based and time-based incentive awards, both cash and equity, and long-term equity incentive awards, is solely at the discretion of the Committee. The Committee has the authority to change the terms and conditions of any award and its determinations are made in accordance with its judgment as to the Company’s and stockholders’ best interests. The Committee’s flexibility under the Company’s Omnibus Incentive Plan of 2007 was evident in adjusting and evaluating goals in 2011.

Effect of Company Performance on Compensation Decisions in Fiscal 2011

In fiscal 2011, the Committee determined that the Company’s financial condition did not yet merit reinstatement of a policy for annual salary adjustments, but also determined that a firm-wide cash incentive plan would be appropriate. The cash incentive was based on attainment of an aggressive annual operating income target to be calculated without consideration of any cash incentive awards. Each employee, including the three Named Executive Officers, would receive a pro-rata portion of the potential cash incentive.

Fiscal 2011 targeted operating income was not achieved and the Committee determined that no incentive payments would be appropriate. Therefore the three Named Executive Officers did not receive any portion of their potential cash incentive for 2011.

The fourth Named Executive Officer, Mr. Crawford, is Vice President of Sales and Marketing and his incentive was based on sales relative to the operating plan. His targets were based on performance above the quarterly sales of the operating plan. The incentive would be $5,000 for every $250,000 of sales above the quarterly sales plan with a maximum of $15,000 per quarter. Based upon sales performance, Mr. Crawford did not earn any cash incentive for fiscal 2011.

Base Salaries

Base salaries are intended to create a secure base of cash consideration for executives. We believe that base salaries must be competitive with those offered by our peer group to be effective.

The Committee normally considers the scope of job responsibilities, individual contributions, labor market conditions, peer group data and our overall annual budget guidelines for merit and performance increases. The relative weight given to each factor varies with each position and individual and is within the sole discretion of the Committee. The Committee’s objective is to deliver base compensation levels for each Named Executive Officer at or near the median for the comparable position of the peer group.

Due to continued economic pressures the Committee determined that firm-wide salary adjustments based on merit were not appropriate in fiscal 2011. However, when our former Chief Executive Officer, Mr. David Kirk, left the Company, Mr. Farlin Halsey, our Senior Vice President for Marketing and M2M Business was appointed to be our Chief Executive Officer and Mr. David Crawford was appointed as Vice President Sales and Marketing. These two Named Executive Officers received salary adjustments commensurate with their promotions and the assumption of new and additional responsibilities.

Short-Term Performance-Based Incentive Awards

The Committee believes that executive performance may be maximized through a system of incentive awards that promote the financial interests of the Company and its stockholders. Incentive awards payable in either cash or stock or a combination thereof are tied to the Company’s performance to motivate performance to meet our annual operating plan. These incentive awards are part of the firm-wide incentive program discussed above. Under the program each employee, including the Named Executive Officers, would receive a pro-rata portion of an incentive plan based on attainment of operating performance targets.

In 2005, the Committee adopted the Omnibus Cash Incentive Plan of 2005, or Omnibus Incentive Plan, which provided for the structuring of, and establishment of standard terms and conditions for, cash incentives. In 2007, the Committee adopted an amendment to the Omnibus Incentive Plan to also allow for stock awards using our 2006 Equity Incentive Plan, as described below under “Long-Term Equity Incentive Awards.” For all incentive opportunities, the award earned depends on the extent to which performance objectives are achieved. Annually, the Committee reviews and approves performance objectives. Objectives generally consist of operating, strategic and financial goals that are considered by the Company to be important to building stockholder value. The Committee retains the discretion to reduce, but not increase these incentives.

The Company has adopted an Internal Goals and Objectives Policy that establishes guidelines and requirements for goals and objectives used to develop annual and/or quarterly incentive bonus compensation goals for the Named Executive Officers. The guidelines and objectives are utilized by the Committee in establishing incentives for Named Executive Officers. The primary objective of the Internal Goals and Objectives Policy is to insure that all Internal Goals and Objectives established for the Named Executive Officers are “stretch” goals that are above and beyond the Company’s covenant requirements of its lending institution agreements and internal performance estimates.

We believe that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be easily achieved. We also believe, at the time the performance goals are set, that performance at a level above the target level would be difficult due to prevailing global economic conditions. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance regardless of the frequency of achievement of the targeted level.

In 2011, the Committee selected a performance objective based on annual operating income. This target was based upon our aggressive annual operating plan. As a result of performance in 2011, the operating income target was not achieved.

The Committee has determined that Mr. Crawford will not participate in the firm-wide cash awards under the Omnibus Incentive Plan available to other Named Executive Officers, but has adopted a Sales Incentive Plan pursuant to the Omnibus Incentive Plan under which Mr. Crawford is compensated. The Committee feels the performance target for Mr. Crawford should be sales growth. In fiscal 2011, it was determined that no target was met under the Sales Incentive Plan and no incentive payments would be appropriate.

Long-Term Equity Incentive Awards

We believe that substantial equity ownership provides important long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of the Company and its stockholders. Accordingly, equity-based compensation makes up a portion of the overall compensation of the Named Executive Officers. Annual or periodic stock grants, primarily in the form of RSUs or stock options, are intended to provide long-term incentives that coincide with the interests of stockholders. We typically make annual equity awards to Named Executive Officers through our 2006 Equity Incentive Plan, which as been approved by our stockholders.

In fiscal 2011, we granted stock options at the fair market value of our Common Stock to a number of key managers, including the Named Executive Officers, as shown in the accompanying tables. The purpose of these awards is to serve as both a retention and incentive mechanism in order to create value for both the award recipient and the stockholders. Each Named Executive Officer has a portion of his potential financial net worth at risk because it is based on the Company’s future performance. Such awards are generally vested in four equal annual installments beginning on the first anniversary of the date of grant. The stock options granted in fiscal 2011 were five year options that will vest ratably in four annual installments. Certain prior years’ awards have been made on vesting periods shorter than four years because they were related to performance on specific projects or in lieu of salary increases. The amounts vary from year to year, but tend to be determined by overall company budgetary considerations. The cumulative effect of these awards is intended to provide the recipients, including Named Executive Officers, with potential increases in net worth tied to increases in stockholder value.

Employee Benefits

The Named Executive Officers receive the same employee benefits generally available to all of our employees, including health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans. The Company match for the 401(k) Plan for all employees was suspended as of December 31, 2008 and was reinstated effective September 1, 2011 with a lower Company percentage match of employee contributions.

Perquisites

The Named Executive Officers do not receive any perquisites or personal benefits, as it has never been part of our culture to provide them. We believe that they are viewed by some of the stockholders and employees as being discriminatory in nature and, as such, we have historically taken the position that these compensation components are not necessary to implement the Company’s current compensation philosophy and structure.

Employment Agreements

It is generally our policy not to enter into employment agreements with our executive officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we vie for talent, this practice is regularly reviewed by the Committee to help ensure that we remain competitive in our industry and the Committee may determine that such arrangements may be in the Company’s best interest in the future.

Indemnification Agreements

We have entered into indemnity agreements with our Named Executive Officers and certain of our other officers and directors which provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We feel this offers some protection to the Named Executive Officer’s personal wealth from actions that are solely related to his position as a corporate officer and allows him to make decisions based solely on the best interests of the Company and its stockholders.

Post-Termination Compensation

Other than our 401(k) Plan, we do not have a retirement plan for any employees, including Named Executive Officers. Our Named Executive Officers have life insurance benefits payable to their designated beneficiary in the event of their death equal to three times their salary up to a limit of $500,000.

We have entered into change-of-control agreements with each of the Named Executive Officers and certain other members of the executive management team, whom the Committee has determined to be key to the operation of the Company. The impact of these change-of-control agreements is described in more detail below in the section entitled “Potential Payments Upon Termination or Change of Control.” These agreements are “double trigger” in that they are contingent upon (i) the occurrence of any of (a) acquisition of 35% of our Common Stock; (b) disposition of all of our assets; or (c) a major change in composition of the Board of Directors, and (ii) termination of the Named Executive Officer within 24 months after the transaction for reasons other than cause, death, disability or voluntary resignation. We have entered into these agreements in order to acknowledge the respective employees’ importance to the Company and its stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes.

We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the technology sector.

We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant change of control payments.

In the event of termination, all compensation for Named Executive Officers ceases, except for the benefits described.

Other Compensation Policies

Stock Ownership Guidelines. Given the positioning of our executives with regards to compensation, we have no stock ownership or stock retention policies for our executives.

Taxes. Section 162(m) of the Internal Revenue Code, as amended, or the Code, disallows a tax deduction to any publicly held corporation for paid compensation, except for performance-based compensation, exceeding $1 million in any taxable year for chief executive officers and certain other executive officers. We attempted, and continue to attempt, to ensure that cash and equity components of total compensation were tax deductible, to the maximum extent possible, as allowed under Section 162(m). We do not believe that our compensation programs are likely to encounter any limitation of deductions as they are presently constituted. Our Omnibus Incentive Plan provides for forms of incentive compensation awards that we believe qualify as “performance-based compensation” in accordance Section 162(m) of the Code.

Accounting Considerations. Our primary stock compensation vehicle since 2006 has been RSUs which we believed better matched the employees’ perceived benefit with our financial statement recognition. Recent studies have indicated the benefit of a combination of both RSUs and stock options. Late in fiscal 2011, we issued equity awards in the form of both Incentive Stock Options and Nonstatutory Stock Options. Our accounting treatment of these option awards will be pursuant to FASB ASC Topic 718.

Timing of Equity Awards; Repricing. We prohibit the backdating or spring-loading of equity awards. Our 2006 Plan prohibits repricing of previously granted option or stock awards without stockholder approval.

Conclusion

We believe our compensation program provides a balanced and stable foundation for achieving the Company’s objectives. We believe the compensation program is reasonable and appropriate for a company in our industry under the financial conditions we face and in the best interest of the Company and our stockholders.

In 2011, we were successful in maintaining profitability in a difficult economy. We strengthened our growth initiatives in several areas including expanding our M2M product offerings and implementing a collaboration agreement with Murata. This collaboration agreement allowed us to launch several new products including our WiFi Bluetooth® combination module. We also strengthened our global sales and distribution channels by adding Future Electronics and expanding our relationship with Avnet Electronics. These are two of the three largest electronics distributors in the world. These and other decisive actions taken by our management team in response to the global economic crisis are a manifestation of widespread Company teamwork, even during a time of significant salary and benefit constraints.

We believe that our existing compensation program appropriately rewarded the executive management team, including the Named Executive Officers, for their performance and contribution to the Company’s overall success in maintaining profitability and positioning the Company for growth. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. We believe that our program provides incentives for achievement of our long-term goals and aligns the interests of the executive management team, including the Named Executive Officers, with those of the Company and its stockholders. The Committee and our management team have reviewed the elements of our compensation program and believe that no portion of our compensation practices encourage excessive risk taking and concluded that our compensation program for our employees including the Named Executive Officers, is not reasonably likely to have a material adverse effect.

We believe our compensation levels are currently adequate to obtain our performance objectives. We believe that as our performance improves, the various incentive programs and long-term stock awards have the potential to improve compensation levels for our Named Executive Officers in comparison to our peer group. We believe our Named Executive Officers fully appreciate the growth opportunities of the Company and that these opportunities serve as adequate incentive for them.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation with respect to the Chief Executive Officer, the former Chief Executive Officer, and the three other most highly compensated executive officers of the Company for the fiscal years ended August 31, 2011 and August 31, 2010.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Farlin A. Halsey President & Chief Executive Officer (5)	2011 2010	194,738 153,988	38,022 0	13,175 0	0 5,409	841 617	246,776 160,014

David M. Kirk Former President & Chief Executive Officer (5)	2011 2010	154,719 205,108	24,360 0	0 0	0 7,502	839 1,045	179,918 213,655

David B. Crawford Vice President Sales & Marketing	2011 2010	167,123 150,471	22,521 0	8,783 0	0 20,504	2,322 2,019	200,749 172,994

Harley E Barnes III Chief Financial Officer	2011 2010	150,375 140,190	7,020 0	8,783 0	0 5,128	1,242 1,015	167,420 146,332

James P. Farley Vice President, Controller & Secretary	2011 2010	137,080 127,781	7,020 0	8,783 0	0 4,674	3,564 2,692	156,447 135,147
(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to time-based RSUs awarded to Messrs. Halsey, Kirk, Crawford, Barnes, and Farley respectively. Mr. Kirk’s award value includes $15,289 representing 9,677 RSUs that were granted and vested at the time of his resignation. No grants were awarded in fiscal 2010. For a full description of the assumptions used by the Company in computing these amounts, see Note 1 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2011.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to incentive stock options granted to Messrs. Farlin, Crawford, Barnes, and Farley on August 9, 2011. These grants were issued at an exercise price equal to the fair market value of our Common Stock at date of grant; they expire approximately 5 years after date of grant and vest in four annual installments, subject to continued employment.
(3)	Amounts reported represent cash payment under a firm-wide program available to all employees described in the section entitled “Factors Considered In Making Compensation Decisions/Summary of 2011 Actions”. Amount reported for Mr. Crawford also represents payments for sales-based incentives under our Sales Incentive Plan.
(4)	Amounts reported represent premiums paid by us on life insurance policies, of which we are not the beneficiary, for Messrs. Halsey, Kirk, Crawford, Barnes, and Farley in the amounts of $841, $839, $2,322, $1,242, and $3,564 respectively. Under our 401(k) Plan, all eligible employees may invest a portion of their regular salary or wages and we match 100% of the first 1% of each employee’s base salary that is contributed and would be included in this amount. However, in response to economic pressures, our matching contributions were suspended effective December 31, 2008, and were not reinstated until September 1, 2011. There is no Company match for 2011 or 2010 reflected in this chart.
(5)	In March 2011, David M. Kirk resigned as President and Chief Executive Officer of the Company and Farlin A. Halsey was elected as his successor.

Equity Compensation Plan Information

The following table summarizes our equity compensation plans as of the fiscal year ended August 31, 2011:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- Average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	424,931	$3.00	647,339
Equity compensation plans not approved by security holders*	276,988	$2.55	4,114

Total	701,919	$2.82	651,453

*	For a description, see “1999 EQUITY INCENTIVE PLAN” below.

Summary Description of Material Terms of Our 2006 Equity Incentive Plan

2006 EQUITY INCENTIVE PLAN

Adoption; Eligibility. In November 2006, the Board adopted our 2006 Equity Incentive Plan, or 2006 Plan. On January 17, 2007, the 2006 Plan was approved by our stockholders. The 2006 Plan is administered by the Compensation Committee, or Committee. Our 2006 Plan provides for the granting of nonstatutory stock options, incentive stock options, stock bonuses, restricted stock, RSUs and other stock-based awards to employees, directors and consultants of the Company, at the discretion of the Committee. Incentive stock options may be granted to employees only and nonstatutory stock options may be granted to consultants only if the grant will not constitute “nonqualified deferred compensation.”

Stock Options. Historically stock options granted under our 2006 Plan expire 10 years from the date of grant. However, the stock options granted in fiscal 2011 expire approximately five years from the date of the grant. The exercise price of each option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant, unless granted pursuant to an assumption of or substitution for another option in a manner provided under the Code. Repricing of options is prohibited. The purchase price of stock acquired pursuant to an option exercise is paid (1) in cash at the time of exercise or (2) at the discretion of the Board, (a) by delivery of Common Stock or (b) by any other form of legal consideration acceptable to the Board and permitted by law.

The vesting period of each option is determined in each option agreement, which may become exercisable in periodic installments and be subject to such terms and conditions as the Board deems appropriate. In the event of termination of employment or a consulting relationship, an option may provide that it can be exercised (to the extent it was exercisable as of the date of termination unless otherwise provided) only within the time period ending on the earlier of (1) three months following the date of termination for any reason other than disability or death, (2) twelve months following the date of termination if due to disability, (3) eighteen months following the date of termination if due to death or (4) expiration of the option.

Stock Bonuses, Restricted Stock and RSUs. The form of issuance of stock bonuses, restricted stock and RSUs is solely at the discretion of the Committee but shall include the following elements: (1) purchase price, which is at the discretion of the Committee and may be determined to be for past services; (2) transferability which is at the discretion of the Committee; (3) consideration, which shall be in cash at the time of purchase or in any other form of legal consideration that is acceptable to the Committee and not prohibited by law, including past services to the benefit of the Company, (4) vesting, the Committee may determine a vesting period but is not required to do so, and (5) termination of relationship, which may require forfeiture upon termination of relationship.

Adjustments in Stock. In the event of a transaction not involving receipt of consideration by us, like a merger, consolidation, reorganization, stock dividend, or stock split, our 2006 Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to our 2006 Plan, and outstanding stock options, bonuses, restricted stock and restricted stock units will be adjusted as to the class, number of shares and price per share of Common Stock subject to the stock options, bonuses, restricted stock and restricted units.

Acceleration of Vesting. Our 2006 Plan provides that, in the event of specified types of merger or other corporate reorganizations in which the surviving or acquiring corporation does not assume the stock options, bonuses and restricted stock outstanding under our 2006 Plan, the vesting and the time during which the stock options, bonuses and restricted stock may be exercised may be accelerated.

Amendment; Suspension; Termination. Subject to applicable laws, regulations and stock exchange rules, the Committee in its sole discretion at any time and from time to time may amend, suspend or terminate our 2006 Plan, and may also amend the terms of an outstanding award, including the purchase price of such award. However, no amendment, suspension or termination may impair the rights and obligations of the grantee unless we obtain the consent of the party to whom the award was granted.

Summary Description of Material Terms of Equity Compensation Plan Not Approved by Stockholders

1999 EQUITY INCENTIVE PLAN

Adoption; Eligibility. On April 8, 1999, the Board adopted our 1999 Equity Incentive Plan, or 1999 Plan. Our 1999 Plan has not been approved by the stockholders. Our 1999 Plan provides for the granting of nonstatutory stock options, stock bonuses and restricted stock to our employees and consultants. None of the Named Executive Officers is eligible to receive stock options, bonuses or restricted stock under our 1999 Plan. Other officers are only eligible to receive awards that are an inducement essential to the individual entering into an employment agreement with us or any of our affiliates. As of August 31, 2011, there were less than 5,000 shares remaining available for future grants under the 1999 Plan.

Stock Options. Historically, stock options granted under our 1999 Plan expire 10 years from the date of grant. However, the stock options granted in fiscal 2011 expire approximately five years from the date of the grant. The exercise price of each option may not be less than 85% of the fair market value of the stock subject to the option on the date of grant, unless granted pursuant to an assumption of or substitution for another option in a manner provided under the Code. The purchase price of stock acquired pursuant to an option is paid (1) in cash at the time of grant or (2) at the discretion of the Board, (3) by delivery of our Common Stock or (4) by any other form of legal consideration acceptable to the Board and permitted by law.

The vesting period of each option is determined in each option agreement, and may become exercisable in periodic installments and be subject to other terms and conditions as the Board deems appropriate. In the event of termination of employment or a consulting relationship, an option may be exercised (to the extent it was exercisable as of the date of termination unless otherwise provided) only within the time period ending on the earlier of (1) 3 months following the date of termination for any reason other than disability or death, (2) 12 months following the date of termination if due to disability, (3) 18 months following the date of termination if due to death or (4) expiration of the option. An option may also include a right to exercise prior to full vesting. Any unvested shares so purchased may be subject to a repurchase right in our favor or to any other restriction the Board deems appropriate.

Stock Bonuses and Restricted Stock. Stock bonuses and restricted stock issued under our 1999 Plan must be purchased at a price determined by the Board; however, the Board may also award stock pursuant to a stock bonus agreement in consideration for past services. The purchase price of the stock pursuant to a stock purchase agreement is paid (1) in cash at the time of the purchase or (2) by any other form of legal consideration acceptable to the Board. Shares of stock sold or awarded may be, but are not required to be, subject to a vesting schedule determined by the Board. In the event of termination of employment or a consulting relationship, we may repurchase or otherwise reacquire stock held that is not vested as of the date of termination.

Repricing. The Board has the authority to effect (1) a repricing of any outstanding options under our 1999 Plan and/or (2) with the consent of the affected holders, the cancellation of any outstanding options and the grant of new options covering the same or different numbers of shares of stock. In addition, the Board may grant an option with an exercise price lower than that described above if the option is granted as part of a transaction described in Section 424(a) of the Code. If awards granted under our 1999 Plan expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock will revert back to and become available for issuance under the 1999 Plan. Our 1999 Plan is our only plan which allows repricing of options; and to date, we have never repriced any options.

Adjustments in Stock. In the event of a transaction not involving receipt of consideration by us, like a merger, consolidation, reorganization, stock dividend, or stock split, our 1999 Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to our 1999 Plan, and outstanding stock options, bonuses and restricted stock will be adjusted as to the class, number of shares and price per share of Common Stock subject to the stock options, bonuses and restricted stock.

Acceleration of Vesting. Our 1999 Plan provides that, in the event of specified types of merger or other corporate reorganizations in which the surviving or acquiring corporations do not assume the stock options, bonuses and restricted stock outstanding under our 1999 Plan, the vesting and the time during which the stock options, bonuses and restricted stock may be exercised may be accelerated.

Amendment; Suspension; Termination. The Board in its sole discretion at any time and from time to time may amend, suspend or terminate our 1999 Plan, and may also amend the terms of an outstanding award, including the purchase price of such award. However, no amendment, suspension or termination may impair the rights and obligations of the grantee unless we obtain the consent of the party to whom the award was granted.

Summary Description of Our Omnibus Incentive Plan

OMNIBUS INCENTIVE PLAN OF 2007

Administration: The Omnibus Incentive Plan of 2007, or Omnibus Incentive Plan, was adopted to provide equity and cash incentives to (1) encourage outstanding individuals to accept or continue employment with the Company and (2) provide incentive to those persons to improve Company operations and strengthen the mutuality of interest between those persons and the Company’s stockholders.

The Omnibus Incentive Plan is administered by the Committee. All employees of the Company and its subsidiaries are eligible to participate in the Omnibus Incentive Plan and each fiscal year the Committee identifies those individuals who will participate for that period. The Committee considers all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits under the Omnibus Incentive Plan. All equity-based awards made under the Omnibus Incentive Plan are awarded under the Company’s 2006 Plan which has been approved by our stockholders.

The Committee may amend the Omnibus Incentive Plan from time to time or terminate the Omnibus Incentive Plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to this plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. The Company must obtain stockholder approval of any Omnibus Incentive Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

Types of Awards: Awards under the Omnibus Incentive Plan include:

(1) Restricted Stock and RSUs. Restricted stock awards and RSU awards provide participants the right to receive shares after expiration of a vesting period or upon the attainment of certain conditions, both of which are at the discretion of the Committee.

(2) Performance Cash Awards. Performance cash awards entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee. The Committee, at its sole discretion, may reduce an award or substitute shares of Common Stock for the cash payment due to a participant.

(3) Management Incentive Awards. Management incentive awards entitle the participant to receive a payment in cash based on a percentage or a fixed amount of an incentive pool not to exceed an aggregate amount equal to the greater of (i) 5% of the Company’s consolidated operating net income for the fiscal year or (ii) 2.5% of the Company’s sales for the fiscal year, subject as to clause (ii) to a maximum of $1,500,000.

(4) Other Stock or Cash Awards. The Committee may grant other incentives payable in cash or in Common Stock under the Omnibus Incentive Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided an outright grant of stock may not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

Performance Goals: Awards of restricted stock, RSUs, performance cash awards and other incentives under the Omnibus Plan to a participant may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code. Any performance criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. The Committee may not in any event increase the amount of compensation payable to a participant upon the attainment of a performance goal.

Change of Control: Except as otherwise determined by the Committee at the time of grant of an award, upon a change of control (as defined in the Omnibus Incentive Plan) of the Company, (1) all restrictions on restricted stock and RSUs lapse; (2) all performance goals will be deemed achieved at target levels and all other terms and conditions met; (3) all performance cash awards and RSUs will be paid out as promptly as practicable; (4) all management incentive awards will be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and (5) all other stock or cash awards will be delivered or paid; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “accelerated treatment”) will not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the existing value of the award at the time of the change of control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original award; provided, however, that with respect to any awards that are assumed or replaced, such assumed or replaced awards will provide for the accelerated treatment with respect to any participant that is involuntarily terminated (for a reason other than “cause”) or quits for “good reason” within 24 months of the change of control.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information on exercisable options and unvested restricted stock awards held by the Named Executive Officers as of the end of the fiscal year ended August 31, 2011.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) un- exercisable	Option exercise Price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested
	(1)	(1)	($)(2)	(3)	(#)(4)	($)(5)
Farlin A. Halsey		24,000	1.04	08/08/16	6,250	6,250
					30,000	30,000
					6,000	6,000
					20,000	20,000

David B. Crawford	5,000		3.23	10/21/12	6,000	6,000
	2,709		3.15	05/16/13	2,000	2,000
	10,000		7.64	11/20/13	30,000	30,000
	10,000		6.19	08/10/14	10,000	10,000
		16,000	1.04	08/08/16

Harley E Barnes III	43,000		2.27	12/12/11	2,000	2,000
	5,000		3.23	10/21/12	30,000	30,000
	10,000		3.15	05/16/13	6,000	6,000
	10,000		7.64	11/20/13
	10,000		6.19	08/10/14
		16,000	1.04	08/08/16

James P. Farley	3,000		3.23	10/21/12	2,000	2,000
	8,800		3.15	05/16/13	30,000	30,000
	10,000		7.64	11/20/13	6,000	6,000
	10,000		6.19	08/10/14
		16,000	1.04	08/08/16
(1)	These options have an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and generally vest and become exercisable in forty-eight monthly installments following the date of grant, subject to continued employment. Any unvested portion of such award is generally forfeited upon termination of employment. All of the options held by the Named Executive Officers have vested and are exercisable with the exception of the August 9, 2011 grant which vests annually over a four year period.

(2)	The option price is equal to the closing price of the Company’s Common Stock as reported by the NASDAQ Stock Market or NASDAQ on the date of grant.
(3)	Options generally expire 10 years after the date of grant. The August 9, 2011 grant expires 5 years after date of grant.
(4)	Mr. Halsey’s 6,250 RSUs are scheduled to vest on May 19, 2012; his 30,000 RSUs are scheduled to vest on January 31, 2012; his 6,000 RSUs are scheduled to vest in equal increments on September 2, 2011, 2012, 2013 and 2014; his 20,000 RSUs are scheduled to vest in equal increments on April 1, 2012, 2013, 2014 and 2015. Mr. Crawford’s 2,000 RSUs are scheduled to vest on May, 19, 2012; his 30,000 RSUs are scheduled to vest on January 31, 2012.; his 6,000 RSUs are scheduled to vest in equal increments on September 2, 2011, 2012, 2013, and 2014; his 10,000 RSUs are scheduled to vest in equal increments on April 1, 2012, 2013, 2014, and 2015. Mr. Barnes’ 2,000 RSUs are scheduled to vest on May 19, 2012; his 30,000 RSUs are scheduled to vest on January 31, 2012; his 6,000 RSUs are scheduled to vest in equal increments on September 2, 2011, 2012, 2013, and 2014. Mr. Farley’s 2,000 RSUs are scheduled to vest on May 19, 2012; his 30,000 RSUs are scheduled to vest on January 31, 2012; his 6,000 RSUs are scheduled to vest in equal increments on September 2, 2011, 2012, 2013, and 2014. Mr. Kirk resigned his position with the Company in March 2011 and all outstanding options and RSUs were cancelled effective upon his resignation.
(5)	Based upon $1.00, the closing price of the Company’s Common Stock as reported by NASDAQ on August 31, 2011, the last trading day of the Company’s fiscal year.

Option Exercises and Stock Vested

The table below shows the number of shares of the Company’s Common Stock acquired by the Named Executive Officers during the fiscal year ended August 31, 2011 upon the exercise of stock options and vesting of RSUs.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)(1)	($)(2)	(#)(3)	($)(4)
Farlin A. Halsey	—	—	6,250	8,000
David M. Kirk	—	—	11,677	18,839
David B. Crawford	—	—	3,000	4,480
Harley E Barnes III	—	—	3,000	4,480
James P. Farley	—	—	3,000	4,480
(1)	Share amounts represent the total number of stock options exercised and are not adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of applicable taxes. In 2011 the Named Executive Officers did not exercise stock options.
(2)	Values represent the difference between the stock option exercise price and the market value of the Company’s Common Stock on the date of exercise, rounded to the nearest dollar.
(3)	Share amounts are shown on a pre-tax basis. The Company’s stock plans permit withholding a number of shares upon vesting to pay the applicable taxes. The Named Executive Officers have the option of paying taxes due in cash.
(4)	Values represent the market value of the Company’s Common Stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above in the “Compensation Discussion and Analysis” section, the Named Executive Officers do not have employment agreements with the Company. The change of control agreements between Named Executive Officers and the Company are discussed below under the section entitled “Individual Agreements.”

The information below describes compensation that would become payable under existing plans and arrangements if the Named Executive Officers’ employment had terminated on August 31, 2011 and the price per share of the Company’s Common Stock on the date of termination was $1.00. These benefits are in addition to benefits available generally to employees, such as distributions under the 401(k) savings plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Equity Awards

Under the Company’s equity incentive plans, the option holder, including any Named Executive Officers, generally has 90 days to exercise vested options after the date employment ends (other than for death, disability, or termination for cause). The option holder’s estate may exercise the option upon the holder’s death (excluding amounts that had not vested) for a period of eighteen months. Similarly, the option holder may exercise the option upon termination due to disability (excluding unvested amounts) for a period of twelve months. If the option holder is terminated for cause, all unvested options are cancelled immediately.

401(k) Savings Plan

The Company’s qualified defined contribution 401(k) plan is the only retirement plan available to employees. The Company historically has matched up to 3% of each employee’s eligible earnings contributed to the plan. Employees vest in the Company contributions in three equal annual installments beginning on the second anniversary of the employee’s service with the Company. Any unvested portion of the Company’s contribution is forfeited by the employee upon termination of his or her employment with the Company. In 2008, the Company suspended matching contributions due to the depressed global economic environment and its impact on the Company’s performance. Due to improvement in the Company performance outlook and in order to maintain critical personnel, effective September 1, 2011, the Company will implement a 1% match of each employee’s eligible earnings contribution.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Medical Benefits

All medical insurance benefits terminate effective midnight of the last day of employment. Dental and vision insurance benefits terminate effective midnight of the last day of the month employment is terminated. Health care continuation coverage rules, commonly referred to as COBRA, require the Company to provide employees enrolled in the Company’s health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death, or loss of dependency status.

Individual Agreements

The Company has entered into change of control agreements with each of the Named Executive Officers. The terms and conditions of the change of control agreements are substantially the same for each Named Executive Officer. Each change of control agreement will continue in effect until the earlier of (1) the termination of the individual’s employment with the Company for any reason prior to the change of control or (2) the end of a two-year period following a change of control and the fulfillment by the Company and the individual of all obligations under the change of control agreement.

Under the terms of each change of control agreement, if a change of control of the Company occurs while the executive or other officer is an employee of the Company, and a qualifying termination of his or her employment with the Company occurs within the two-year period following the change of control, then the individual is entitled to certain compensation payments and benefits.

A “change of control” is deemed to have taken place upon the occurrence of certain events, including (1) the acquisition by a person or entity of 35% or more of the outstanding Common Stock of the Company, or the combined voting power of the outstanding voting securities entitled to vote in the election of the Board of Directors of the Company; (2) a sale or other disposition of all or substantially all of the assets of the Company; or (3) a change in the composition of a majority of the Board of the Company . A “qualifying termination” means the Company’s termination of the individual’s employment for a reason other than death, disability, retirement or cause, or the individual’s termination of his or her employment.

Under the change of control agreements, upon a qualifying termination after a change of control, the Company will pay a severance benefit equal to (1) the product of (a) the annualized amount of the individual’s highest monthly base salary during the term of his agreement plus the higher of such individual’s largest annual cash bonus during the term of the agreement or the immediately preceding three fiscal years, times (b) the number of years between the date of termination and the expiration date of the change of control agreement and (2) an amount equal to twelve months’ costs to the Company of the executive’s then-existing employee welfare benefits, including health insurance (including dental and vision care), disability insurance, and life insurance, if any, or, at the individual’s option, the Company shall continue to pay such costs for a period of twelve months.

In addition, the agreements provide that upon a qualifying termination after a change of control, all Company stock options, stock appreciation rights or similar stock-based awards held by the executive or other officer will be accelerated and exercisable in full, and all restrictions on any RSUs, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. These individuals also will be entitled to “gross-up payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change of control agreement are deemed excess parachute payments for federal income tax purposes.

The change of control agreements also provide that the executive and other officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the individual fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement.

The following table sets forth information about potential payments to the Named Executive Officers assuming that (1) a change of control of the Company occurred on August 31, 2011, (2) a qualifying termination occurred on that date and (3) the closing price per share of the Company’s Common Stock on the NASDAQ on that date was $1.00.

Potential Payments on a Qualifying Termination after a Change of Control

Name		Farlin A. Halsey (7)	David C. Crawford	Harley E Barnes	James P. Farley
Base Salary	(1)	$440,000	$350,000	$300,737	$274,117
Average Bonus	(2)	10,818	145,884	58,000	9,347
Options Awarded	(3)	0	0	0	0
Stock Awarded	(4)	62,250	48,000	38,000	38,000
Benefits Continuation	(5)	30,511	28,806	25,793	26,581
Accrued Vacation	(6)	12,733	10,927	9,832	8.963

Totals		$555,352	$582,977	$431,722	$356,368

(1)	For each of the Named Executive Officers, amount represents the product of the highest annual rate of base salary during the term of their individual agreements times two (years between termination and expiration of agreements—assuming termination and change of control were effective August 31, 2011).
(2)	For each of the Named Executive Officers, amount represents the product of the highest annual cash bonus during the term of their individual agreements or the immediately preceding three fiscal years, times two (years between termination and expiration of agreements—assuming termination and change of control were effective August 31, 2011).
(3)	For each of the Named Executive Officers, amount represents the difference between the exercise price of unvested options and the closing market price of the Company’s Common Stock on the NASDAQ on August 31, 2011. There were no stock options exercised for the Named Executive Officers during the 2011 fiscal year.
(4)	For each of the Named Executive Officers, amount represents the intrinsic value of unvested stock options and restricted stock awards on August 31, 2011.
(5)	For each of the Named Executive Officers, amount represents the value of continuing health, welfare and other benefits, based on the monthly premiums paid by the Company for this coverage at August 31, 2011.
(6)	For each of the Named Executive Officers, amount represents the value of accrued but unused vacation benefits, based on the number of unused vacation days multiplied by each of the Named Executive Officers then current salary calculated in days at August 31, 2011.
(7)	Mr. Kirk, who was Mr. Halsey’s predecessor as President and Chief Executive Officer, resigned his positions with the Company in March 2011; his change of control agreement terminated upon the effective date of his resignation.

Other Potential Payments upon Resignation, Severance for Cause, Severance without Cause, Retirement, or Constructive Termination

The Named Executive Officers were not entitled to any payments from the Company in the event of resignation, severance with cause, severance without cause, retirement, or constructive termination at August 31, 2011. Additionally, vesting of all options and RSUs held by each Named Executive Officer at August 31, 2011 would cease and any unvested options and RSUs would be forfeited. However, it is the Company’s policy, subject to variance with the Committee’s approval, to provide one week of severance the equivalent of one week of the employee’s base salary for each year of service with a two week minimum and six week maximum. This policy applies to all of the Company’s employees; however, an officer may be provided with an additional amount of severance pay as approved by the Committee.

THE BOARD OF DIRECTORS

Board Independence, Meetings and Committees

Board Independence. The Board has determined that Messrs. Eversole, Ladd and Herrman are independent as defined in Rule 5605(a) (2) of the NASDAQ Listing Rules, the exchange on which our Common Stock is listed.

Board Meetings and Attendance. The Board held eleven (regularly scheduled and special) meetings during the fiscal year ended August 31, 2011, including telephonic meetings. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served which was held during the period for which he was a director or committee member.

Board Leadership Structure. The roles of Chairman and Chief Executive Officer are separate positions within the Company. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. David M. Kirk resigned his positions as President and Chief Executive Officer in March 2011. Mr. Halsey was elected by the Board to serve as Mr. Kirk’s successor as President and Chief Executive Officer. Mr. Halsey is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Chairman provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors. Mr. Eversole served a Chairman for fiscal 2011.

Risk Oversight. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly receives reports from senior management on areas of material risk to our Company, including our credit, liquidity, operational, legal and regulatory risks. Pursuant to its charter, the Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also meets periodically with management to discuss policies with respect to risk assessment and risk management. In addition, the Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Corporate Governance and Nominations Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Committees. The Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee. The following independent directors were members of the respective committees for fiscal year ending August 31, 2011:

Audit Committee	Compensation Committee	Corporate Governance and Nominations Committee
Rick L. Herrman (Chairman)	Jonathan W. Ladd (Chairman)	William L. Eversole (Chairman)

William L. Eversole	William L Eversole	Rick L. Herrman

Jonathan W. Ladd	Rick L. Herrman	Jonathan W. Ladd

The Audit Committee. The Audit Committee (1) meets with our independent registered public accounting firm quarterly to discuss financial statements and at least once annually to review the results of the annual audit and discuss the financial statements; (2) retains our independent registered public accounting firm; (3) receives and considers the independent registered public accounting firm’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and (4) reviews and approves all related person transactions. It met six times during the fiscal year ended August 31, 2011. The Board has adopted a written charter for the Audit Committee, which is available on our website at http://www.rfm.com/company/audit.shtml.

The Audit Committee is a separately designated committee established in accordance with Section 3(a) (58) (A) of the Securities Exchange Act of 1934. We have, and intend to continue to have, an Audit Committee of at least three members each of whom (1) is independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules; (2) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (3) has not participated in the preparation of our financial statements or those of any subsidiary at any time during the past three years; and (4) is able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement.

We also have, and intend to continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior official with financial oversight responsibilities. The Board has determined that Rick L. Herrman, who serves as the chairman of our Audit Committee, qualifies as an audit committee financial expert under Item 407(d)(5)(ii) of Regulation S-K.

The Compensation Committee. The Compensation Committee, which is referred to in this section as the Committee, is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers). The Committee is responsible for ensuring that the executive officers of the Company are compensated in a manner consistent with the Company’s executive compensation objectives and philosophy described in the section entitled “Compensation Discussion and Analysis”. The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards equity compensation to employees and consultants under our equity incentive plans and otherwise determines compensation levels and performs other functions regarding compensation that are delegated by the Board. The Compensation Committee did not engage any consultants or any other outside person to assist in recommending or determining the amount or form of executive and director compensation. It met nine times during the fiscal year ended August 31, 2011. Each member of the Compensation Committee is independent as defined in Rule 5605(a) (2) of the NASDAQ Listing Rules. The Board has adopted a written charter for the Compensation Committee, which is available on our website at http://www.rfm.com/company/compensation.shtml.

The Corporate Governance and Nominations Committee and the Nomination Process. The purposes of the Corporate Governance and Nominations Committee are (i) to develop, review and recommend to the Board the corporate governance guidelines and ethics policies applicable to the Company; (ii) to determine the slate of director nominees for election to the Company’s Board of Directors and to fill vacancies occurring between annual meetings of stockholders; (iii) to recommend individuals to the Board for nomination as members of the standing committees of the Board; (iv) to lead the Board in its annual evaluation of the performance and independence of the Board and the performance of executive management and (v) to perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time. A copy of the Amended and Restated Corporate Governance and Nominations Committee’s charter is available on our website at http://www.rfm.com/company/nominations.shtml. Initial members of the Corporate Governance and Nominations Committee were appointed by the Board. Candidates to fill subsequent vacancies in the Corporate Governance and Nominations Committee shall be appointed by the Board based on nominations by the Corporate Governance and Nominations Committee. It met six times during the fiscal year ended August 31, 2011. Each member of the Corporate Governance and Nominations Committee is independent as defined in Rule 5605(a) (2) of the NASDAQ Listing Rules.

The Corporate Governance and Nominations Committee are responsible for identifying individuals qualified to become Board members. The Board’s policy is to consider recommendations for such nominees, including those submitted by stockholders. Stockholders may recommend nominees by writing to the Secretary of the Company at our principal executive office. Such recommendations will be promptly provided to the Chairman of the Board. Recommendations to be considered at the 2013 annual meeting of stockholders must be received by the Secretary of the Company as provided above under “Stockholder Proposals.”

In identifying and evaluating nominees, the Corporate Governance and Nominations Committee may consult with members of our management, consultants, and other individuals likely to possess an understanding of our business and knowledge of suitable candidates. The Corporate Governance and Nominations Committee assess the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Corporate Governance and Nominations Committee’s criteria for membership as follows: (i) not less than a majority of directors shall satisfy the independence requirements of the NASDAQ Listing Rules; (ii) all directors shall possess high personal and professional ethics, integrity and values; practical wisdom and mature judgment; commitment to representing our long-term interests; relevant knowledge and experience; and the willingness to devote sufficient time to carrying out their duties and responsibilities effectively; and (iii) consideration will be given to the Corporate Governance and Nominations Committee’s desire for directors with diverse backgrounds and interests.

Our Board and Corporate Governance and Nominations Committee has no formal policy with regard to the consideration of diversity in identifying director nominees, but the Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Communications with Directors. Interested parties may communicate with the Board or individual directors directly by writing to the directors c/o the Secretary of the Company at our principal executive office. Such communications will be provided promptly and, if requested, confidentially, to the respective directors.

Director Attendance at Annual Meeting of Stockholders. While the Company does not have a formal policy requiring them to do so, the Company encourages our directors to attend the annual meeting of stockholders and expects that they will. Last year all members of the board of directors attended the annual meeting. Each member of the board of directors has indicated his intent to attend the 2012 annual meeting.

Procedures for Review and Approval of Related Person Transactions. The Company has adopted a policy regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be recommended to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any required disclosure regarding such transaction. The Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of the Company and its stockholders. There were no related person transactions during the fiscal year ended August 31, 2011. For purposes of this policy, “related person transactions” and “related person” have the meaning set forth in Item 404(a) of Regulation S-K.

Director Compensation

The following table presents information regarding the total compensation of the Company’s non-employee directors during the fiscal year ended August 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
	($)(1)	($)(2)	($)(2)	($)(3)	($)
William L. Eversole	30,350	20,000	0	0	50,350

Rick L. Herrman	32,500	20,000	0	0	52,500

Jonathan W. Ladd	27,000	20,000	0	0	47,000

(1) For fiscal 2011, each non-employee director is eligible to receive a quarterly retainer of $3,750, a per meeting fee of $1,000 per day for each board meeting attended by a member in person, or if not in person, a per meeting fee of $500 for each board meeting attended by a member telephonically. Mr. Eversole receives $10,000 annual compensation as Chairman of the Board. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy. Mr. Herrman receives $10,000 annually for chairing the Audit Committee and meeting with the Company’s independent auditors. Other members of the Audit Committee do not receive cash compensation for meeting attendance. Mr. Ladd receives $5,000 annually for chairing the Compensation Committee. Other members of the Compensation Committee do not receive cash compensation for meeting attendance. Members of the Corporate Governance and Nominations Committee do not receive cash compensation for their participation.

(2) Stock-based compensation amounts reported represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a full description of the assumptions used by the Company in computing these amounts see Note 1 to the Company’s financial statements included in its annual report on Form 10-K for the fiscal year ended August 31, 2011.

At fiscal year ended August 31, 2011, the directors held an aggregate of 115,001 stock awards representing a grant date value of $52,075, $48,876, and $48,876 for Messrs. Eversole, Herrman and Ladd respectively.

Equity awards to our directors are made in the form of RSUs under our 2006 Plan. For the past five years we made RSUs our primary equity award vehicle to better match the perceived benefit to the director with the financial statement cost. Recent studies indicate support for the use of more stock options. Going forward we anticipate issuance of equity awards to our directors in the form of stock options. The grants are not formula-based, but are decided by the Board and disclosed in succeeding proxy statements. Prior to approval of our 2006 Plan by the stockholders in January 2007, RSUs were granted under our 1997 Plan. The number of equity awards, if any, awarded to the Directors was decided on a budgetary basis by the Directors.

During the last fiscal year, each of Messrs. Eversole, Herrman and Ladd received awards of 10,417 RSUs each which represented an annual award. The annual RSUs vest in four equal installments on the first four anniversaries of the date of grant.

(3) There was no other compensation paid in fiscal 2011.

EXECUTIVE OFFICERS

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected To Present Office(s)	Business Experience (Preceding Five Years)
Farlin A. Halsey	46	President and Chief Executive, Director	March 10, 2011	Sr. VP of Marketing and M2M Business; prior thereto VP of Marketing; prior thereto, VP of Product Marketing; prior thereto VP of Corporate Strategy and Alliances NovAtel Inc, a provider of global positioning system receivers and related components

Harley E Barnes III	53	Chief Financial Officer	December 3, 2001	Chief Financial Officer

David B. Crawford	58	Vice-President, Sales and Marketing	March 10, 2011	VP of Sales

James P. Farley	62	Vice-President, Controller & Secretary	October 1, 1997	VP, Controller & Secretary

There is no family relationship between any of the above-named executive officers or any of our directors or any of the persons on the current slate of nominees for the Board to serve during 2012.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of October 31, 2011, (unless otherwise indicated) by: (1) each director; (2) each Named Executive Officer; (3) all of our executive officers and directors as a group; and (4) all those we know to be beneficial owners of more than 5% of our Common Stock. Unless otherwise noted, the address of each person listed below is 4441 Sigma Road, Dallas, Texas 75244.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (2)
Leviticus Partners LP (3) AMH Equity LLC – General Partner 60 EastStreet, Suite 901 New York, NY 10165	974,395	9%
Harley E Barnes III (4)	101,715	1%
David B. Crawford (5)	68,993	1%
William L. Eversole	62,750	1%
James P. Farley (6)	52,932	*
Farlin A. Halsey	43,227	*
Rick L. Herrman	49,315	*
Jonathan W. Ladd	43,750	*
All executive officers and directors as a group (7 persons) (7)	423,205	4%
*	Less than 1%.
1.	This table is based upon information supplied by officers and directors, Section 16 reports and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.
2.	Applicable percentages are based upon 10,978,308 shares outstanding on October 31, 2011, adjusted as required by rules promulgated by the SEC.
3.	The Leviticus Partners LP hedge fund is managed by Adam M. Hutt, founder of AMH Equity LLC, who has voting and investment control over all securities owned by Leviticus Partners LP.
4.	Harley E. Barnes’ holdings include 78,000 shares issuable upon exercise of options within 60 days after October 31 2011.
5.	David B. Crawford’s holdings include 27,709 shares issuable upon exercise of options within 60 days after October 31, 2011.
6.	James P. Farley’s holdings include 31,800 shares issuable upon exercise of options within 60 days after October 31, 2011.
7.	Executive officer and director group holdings include an aggregate of 137,509 shares issuable upon exercise of options held by executive officers and directors within 60 days after October 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during the fiscal year ended August 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with and no reports or transactions were filed late except that one Form 4 was filed one day late by Mr. Eversole.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including the process of preparing the financial reports and other financial information that the Company provides to any governmental or regulatory body, the public or other users thereof, our systems of internal accounting and financial controls, the annual independent audit of our financial statements and the Company’s legal compliance and ethics programs as established by management and the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2011 with management. Furthermore, the Audit Committee has discussed with McGladrey, the Company’s independent auditors for the fiscal year ended August 31, 2011, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding required communication by external auditors with audit committees. The Audit Committee has received the written disclosures and letter from McGladrey required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey’s communications with the Audit Committee concerning independence, and has discussed with McGladrey such auditing firm’s independence. The Audit Committee considered whether or not the provision of non-audit services by McGladrey is compatible with maintaining the independence of the firm.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011, the Company’s most recently completed fiscal year, which report has been filed with the Securities and Exchange Commission.

From the members of the Audit Committee:

Rick L. Herrman (Chairman)

William L. Eversole

Jonathan W. Ladd

OTHER MATTERS

Other Business

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on the matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ James P. Farley
James P. Farley
Secretary

December 12, 2011

The Company’s website is www.rfm.com. The Company makes available, free of charge, through its website, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934 as soon as reasonably practicable after the Company files such information with or furnishes it to the Securities and Exchange Commission. In addition, the Company’s Code of Ethics and the charters of the Audit, Compensation and Corporate Governance and Nominations Committees are also available on the Company’s website. All of these documents are available without charge upon written request to: Corporate Secretary, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244.

RFM ®

RF Monolithics, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

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Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 18, 2012.

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A Proposals — Management recommends a vote FOR each of the nominees for director and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Farlin A. Halsey* 02 - Rick L. Herrman* 03 - Jonathan W. Ladd* +

04 - William L. Eversole*

* Each to serve until the next annual meeting or until the director’s successor is elected and has qualified, or until a director’s earlier death, resignation or removal.

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2. To ratify the selection of McGladrey & Pullen, LLP as our

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RFM ®

RF Monolithics, Inc.

Proxy — RF Monolithics, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 18, 2012

The undersigned hereby appoints FARLIN A. HALSEY and JAMES P. FARLEY, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of RF Monolithics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of RF Monolithics, Inc. to be held at the Company’s Headquarters, 4441 Sigma Road, Dallas, Texas 75244 on Wednesday, January 18, 2012, at 8:30 a.m., local time, and at any and all continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the instructions on the reverse side.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND ACCORDING TO THE DISCRETIONARY AUTHORITY OF THE PROXY HOLDER AS TO ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSAL 2.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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